UNITED STATES

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INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

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NORTHWESTERN MUTUAL SERIES FUND, INC.

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NORTHWESTERN MUTUAL SERIES FUND, INC.

Short-Term Bond Portfolio

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

January 23, 2015

To the Contract Owners:

We are pleased to notify you of changes involving the Short-Term Bond Portfolio (“Portfolio”), a series of Northwestern Mutual Series Fund, Inc. (the “Series Fund”).

The Series Fund’s Board of Directors (the “Board”) has approved the hiring of T. Rowe Price Associates, Inc. (“T. Rowe Price”) to serve as sub-adviser to the Portfolio and, in conjunction with this, the Board has approved a new sub-advisory agreement (the “New Sub-Advisory Agreement”) between T. Rowe Price and Mason Street Advisors, LLC, the Portfolio’s investment adviser (“Mason Street Advisors”), on behalf of the Portfolio. As was previously communicated to you via a supplement dated August 22, 2014 to the Series Fund’s prospectus, T. Rowe Price became the Portfolio’s sub-adviser effective October 31, 2014. Mason Street Advisors will continue to serve as the Portfolio’s investment adviser.

I encourage you to read the attached Information Statement, which provides information about T. Rowe Price and the New Sub-Advisory Agreement, and discusses the factors that the Board considered in approving the New Sub-Advisory Agreement. The Information Statement does not require any action by you. Its purpose is to provide you with information about the new sub-adviser for the Portfolio.

Sincerely,

KATE M. FLEMING

President

Northwestern Mutual Series Fund, Inc.

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NORTHWESTERN MUTUAL SERIES FUND, INC.

Short-Term Bond Portfolio

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

INFORMATION STATEMENT

January 23, 2015

The Board of Directors (“Board” or “Directors”) of the Northwestern Mutual Series Fund, Inc. (“Series Fund”) recently approved a new Investment Sub-Advisory Agreement (“New Sub-Advisory Agreement”) for the Short-Term Bond Portfolio (“Portfolio”) between Mason Street Advisors, LLC, in its capacity as investment adviser to the Portfolio (the “Adviser” or “Mason Street Advisors”) and T. Rowe Price Associates, Inc. (“T. Rowe Price” or “Sub-Adviser”), effective October 31, 2014. This Information Statement explains why the Directors approved the New Sub-Advisory Agreement with T. Rowe Price on behalf of the Portfolio, as well as describes generally the terms of the New Sub-Advisory Agreement.

These changes were approved by the Board without shareholder approval, pursuant to the terms of an Exemptive Order issued by the Securities and Exchange Commission (“SEC”) to the Series Fund and the Adviser.

On or about January 23, 2015, an Important Notice of Internet Availability of Information Statement (the “Notice”) was first sent to contract owners with an allocation to the Portfolio as of October 31, 2014 (record date). This Information Statement is being provided to contract owners in lieu of a proxy statement pursuant to the terms of the Exemptive Order. As stated in the Notice, this Information Statement will be made available at www.nmseriesfund.com under the heading “Additional Documents” on or about January 23, 2015, and will remain available until June 1, 2015. A paper or e-mail copy of this Information Statement may be obtained, without charge, by calling 1-888-455-2232.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

BACKGROUND

Series Fund

The Series Fund is a mutual fund that offers its shares in 27 separate investment portfolios, one of which is the Portfolio. All of the outstanding shares of the Series Fund are held by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) through its separate investment accounts (either directly or indirectly through one or more underlying portfolios of the Series Fund operating as a fund of funds) used for funding its variable annuity contracts and variable life insurance policies. Although you are not a shareholder of the Series Fund, all or part of the net considerations or premiums and accumulated amounts under your variable annuity contract or variable life insurance policy are invested in shares of the Series Fund through NML Variable Annuity Account A, NML Variable Annuity Account B, NML Variable Annuity Account C, Northwestern Mutual Variable Life Account or Northwestern Mutual Variable Life Account II. You are receiving this Information Statement because you have directed Northwestern Mutual to allocate all or a portion of your investment to the Portfolio as of October 31, 2014.

Adviser

Mason Street Advisors serves as the investment adviser to the Portfolio pursuant to an Amended and Restated Advisory Agreement between the Series Fund and Mason Street Advisors dated April 30, 2012 (“Advisory Agreement”). The Advisory Agreement permits Mason Street Advisors to employ one or more sub-advisers for the purpose of providing investment management services for any or each of the Series Fund’s portfolios, including the Portfolio. Under the Advisory Agreement, Mason Street Advisors retains the responsibility to oversee the sub-advisers that it selects and to recommend to the Board the hiring, termination and replacement of sub-advisers.

Mason Street Advisors previously managed the assets of the Portfolio. In completion of an initiative to move to a sub-advised model for the Series Fund’s actively managed equity, international and fixed income portfolios, Mason Street Advisors provided the Board with an extensive list of potential sub-adviser candidates for the Portfolio. For the candidates identified by the Board to receive requests for proposal, Mason Street Advisors provided extensive research and qualitative and quantitative analysis of the firms and their respective organizational structures, investment processes and long-term performance records, among other information, to assist the Board in selecting a sub-adviser for the Portfolio.

Board Action Pursuant to Exemptive Order

Pursuant to an Exemptive Order issued to Mason Street Advisors and the Series Fund by the SEC, Mason Street Advisors is permitted to hire, terminate or replace sub-advisers to the Series Fund’s portfolios, and to modify material terms and conditions of sub-advisory agreements relating to the portfolios, without shareholder approval, subject to certain conditions and the approval of the Board. Consistent with the terms of the Exemptive Order, at a meeting of the Board held on August 6, 2014, the Directors, including a majority of the Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended) of the Series Fund or Mason Street Advisors (“Independent Directors”), appointed T. Rowe Price to serve as the sub-adviser for the Portfolio effective October 31, 2014, and approved the New Sub-Advisory Agreement.

The Series Fund and Mason Street Advisors have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within 90 days of the date a newly hired sub-adviser begins providing services, the affected shareholders will be notified of the change. This Information Statement provides the required notice and contains information about T. Rowe Price and the New Sub-Advisory Agreement.

SUB-ADVISORY AGREEMENT

Board Consideration of the New Sub-Advisory Agreement

At a meeting of the Board held on August 6, 2014, the Directors, including the Independent Directors, unanimously approved an Investment Sub-Advisory Agreement between Mason Street Advisors and T. Rowe Price relating to the Portfolio. The rationale for the Board’s approval, and the terms of the New Sub-Advisory Agreement, are described below. Information about T. Rowe Price is located in the section of this Information Statement titled “MANAGEMENT.”

In determining whether to approve the New Sub-Advisory Agreement on behalf of the Portfolio, the Directors requested and received detailed information from Mason Street Advisors and T. Rowe Price to assist them in their evaluation, including information compiled by certain independent providers of evaluative data. The Independent Directors also received a memorandum from their counsel advising the Directors of their responsibilities in connection with the approval of the New Sub-Advisory Agreement, and had an opportunity to review with their counsel the legal standards governing the review of the New Sub-Advisory Agreement, including how these standards should be applied to the review of information relating to sub-advisers under the Series Fund’s manager of managers structure. In addition, during the course of their deliberations, the Independent Directors had the opportunity to meet privately without representatives of Mason Street Advisors and T. Rowe Price present, and were represented throughout the process by legal counsel to the Independent Directors.

The material factors and conclusions that formed the basis for the Board’s determination to approve the New Sub-Advisory Agreement with respect to the Portfolio include those discussed below. In addition to the information provided to them in anticipation of and at the February 20, 2014, May 16, 2014 and August 5-6, 2014 meetings, the Directors considered the in-person presentation from T. Rowe Price at the meeting on August 5, 2014, and T. Rowe Price’s responses to the Directors’ questions during that meeting. The in-person presentation with T. Rowe Price and the other candidates considered by the Board were the culmination of an extensive process that began a number of months prior to the meeting at which T. Rowe Price was selected with the creation of a significant universe of prospects that all of the Directors narrowed down over several meetings and a number of months to two finalists for the mandate. The screening criteria used to select potential candidates for the mandate was extensive. In addition to the analysis and information compiled by Mason Street Advisors and presented at the Board’s meetings in February and May, the Directors considered a detailed analysis conducted by Mason Street Advisors and provided to the Directors at the August Board meeting. The analysis was designed to facilitate the Board’s review of the substantial amount of material that was available, and was based on Mason Street Advisor’s due diligence visits and interviews of, and review of the detailed information provided by, the candidates. Among other factors, the Board considered details of each candidate’s investment performance and risk/return profiles over various time periods, peer group ratings and rankings, representative holdings, key points of differentiation and competitive advantages, portfolio characteristics, mandate assets under management, investment personnel, process and strategies, proposed sub-advisory fees and breakpoints, the impact on Mason Street Advisors’ profitability, and other operational and enterprise issues. Also available for the Directors’ consideration was Portfolio information regularly provided at Board meetings, including net expense ratio information, certain comparable peer group data, and other information.

Also considered were reports received from Mason Street Advisors regarding its due diligence visits with each candidate, including T. Rowe Price. The due diligence reports were based on the candidate’s responses to the requests for proposals as well as interviews with compliance and/or legal representatives of each candidate. The proposals included information about each candidate’s compliance structure, compliance policies and procedures, trade execution practices and receipt of research or other benefits, trading policies and procedures, codes of ethics and proxy voting procedures, recent SEC exams, pricing practices, derivatives practices, to the extent applicable, information about material business relationships with Northwestern Mutual, if any, and other matters. The Directors also had available for consideration each candidate’s responses to the investment, compliance and operations requests for proposals. In addition to written materials, the Directors considered in-person interviews with each candidate to have been of particular assistance in gaining an understanding of the candidates’ investment philosophies and portfolio construction processes. No one particular factor was identified as controlling, but rather it was a combination of all the factors and conclusions that formed the basis for the determinations made by the Directors.

Nature, Extent and Quality of Services. The Directors evaluated the nature, scope, extent and quality of services to be provided by T. Rowe Price with respect to the Portfolio. The Directors considered the extensive process followed to identify potential sub-advisers for the Portfolio, as well as observations and analysis of the candidates provided by Mason Street Advisors. The Directors also considered the breadth and depth of experience of T. Rowe Price in managing accounts, including accounts for other mutual funds, using similar investment strategies. The Directors’ consideration included information about T. Rowe Price’s organization and ownership structure, and the tenure, experience and performance of the firm’s investment management team. In addition, the Directors considered the in-person presentation by T. Rowe Price, including the firm’s description of its investment process. The Directors compared and contrasted the investment strategies employed by T. Rowe Price and the other candidate, and considered information about each candidate’s standard deviation, beta and duration contained in the materials. It was observed that the investment parameters employed by T. Rowe Price most closely resembled those currently in place for the Portfolio. The Directors observed that consistency of performance and protection of principal were particularly important for this Portfolio, and concluded that T. Rowe Price’s strategy was more likely to result in consistent performance with lower volatility. The Directors also commented favorably on the amount invested by T. Rowe Price’s portfolio managers in its mandate. Finally, the Directors took into consideration T. Rowe Price’s general reputation and the resources available to be committed in managing the Portfolio. Based on their review of these factors and other factors deemed relevant, the Directors concluded that they were satisfied with the nature, extent and quality of the services to be provided by T. Rowe Price with respect to the Portfolio, and the resources to be committed by T. Rowe Price in providing such services.

Investment Performance. Because T. Rowe Price is a newly appointed sub-adviser, the Directors, at the meeting, could not consider T. Rowe Price’s investment performance in managing the Portfolio as a factor in evaluating the New Sub-Advisory Agreement. However, the Directors considered T. Rowe Price’s performance record for a composite of other accounts, including mutual fund accounts, with investment objectives, investment policies and investment strategies substantially similar to the Portfolio. The Directors considered absolute performance and risk adjusted performance (based on, among other things, standard deviation, information ratio and tracking errors) for these similar accounts for both short and long-term periods. The Directors also evaluated the similar accounts’ relative performance verses the appropriate index and considered independent Morningstar rankings and ratings of the candidates to provide an objective comparative benchmark against which they could assess the experience and ability of the candidates in managing similar accounts. The Directors also took into consideration information presented to them regarding the composition of portfolios (including, among other things, sector and industry allocation, portfolio turnover, maturity, duration, and credit quality) managed by the candidates in a similar mandate. The Directors considered at length the performance of T. Rowe Price and the other candidate, focusing in particular on performance during the 2008-2009 period and what under- or over-performance during that period suggested about each candidate’s strategy. The Directors noted that while the other candidate achieved strong performance results, a portion of its performance was achieved through investments in lower rated securities. The Directors expressed concern about the additional risk and volatility that could result from that strategy, particularly for a short-term fund. They viewed more favorably the consistent performance with lower volatility that would likely result from T. Rowe Price’s strategy. Based on these and other factors deemed relevant, the Directors concluded that they were satisfied with the experience and capabilities of T. Rowe Price and the personnel to be associated with the Portfolio.

Management Fees and Other Expenses. In evaluating the management fees paid by the Portfolio, the Directors considered the contractual fees and applicable breakpoints paid by the Portfolio under the Advisory Agreement between Mason Street Advisors and the Series Fund with respect to the Portfolio. The Directors also considered the sub-advisory fees and applicable breakpoints to be paid by Mason Street Advisors to T. Rowe Price out of its management fee. The Directors also separately considered the proposed allocation between Mason Street Advisors and T. Rowe Price of the Portfolio’s investment advisory fee (i.e., the amount of the advisory fee retained by Mason Street Advisors relative to that paid to T. Rowe Price as a sub-advisory fee). The Directors determined that the allocation was reasonable in light of the nature, scope and quality of services to be provided and was the product of arm’s length negotiation between Mason Street Advisors and T. Rowe Price.

The Directors did not consider the management fees charged to other Mason Street Advisors’ clients as particularly relevant, because substantially all of those accounts were managed for affiliates of Mason Street Advisors and, as such, those accounts were priced based on different factors and considerations and, generally, had investment objectives and policies different than those of the Portfolio.

In considering the level of management fees, the Directors also considered the structure and size of the Portfolio, the total operating expenses of the Portfolio and the existing fee waiver arrangement and expense cap arrangement in place for the Portfolio. Based on their review of the management and other expenses, comparative data and other factors deemed relevant by the Directors, the Directors concluded that the management fees and total operating expenses of the Portfolio were reasonable in relation to the nature, scope and quality of the services to be provided.

Costs and Profitability. The Directors also considered Mason Street Advisors’ pricing methodology for its services as investment adviser for the products of which the Portfolio was an investment option. Also considered was the financial condition of Mason Street Advisors and information concerning Mason Street Advisors’ costs and profitability with respect to its relationship with the Portfolio in general as well as in light of the sub-advisory fees negotiated with T. Rowe Price. Mason Street Advisors provided a profitability analysis for the Portfolio that included the expense allocation methodology used, net income for the Portfolio and net and gross profit margins for the Portfolio. In connection with its review of the profitability of Mason Street Advisors’ services to the Portfolio, the Directors also considered services provided by affiliates of Mason Street Advisors.

The Directors recognized that there are limitations inherent in allocating costs and calculating profitability for an organization such as Mason Street Advisors, and that it is difficult to make comparisons of profitability among investment advisers and clients because comparative information is not generally publicly available and, when available, such information has been developed using a variety of assumptions and other factors. Based on their review of the profitability analysis for the Portfolio, the Directors concluded that they were satisfied that Mason Street Advisors’ level of profitability from its relationship with the Portfolio was not excessive.

Economies of Scale. The Directors also considered whether the Portfolio’s expense structure permitted economies of scale to be shared with the Portfolio’s investors. The Directors considered that the fee schedule for the Portfolio contained breakpoints and the extent to which the Portfolio may benefit from economies of scale through those breakpoints. The Directors also took into consideration the fee waiver agreement and expense cap arrangement that was in place with respect to the Portfolio. The Directors also considered the total assets of the Portfolio and the expense ratio of the Portfolio. Based on this information, the Board concluded that the fee schedule, breakpoints, advisory fee waiver, and expense cap arrangement evidenced an appropriate sharing of economies of scale between the Portfolio and Mason Street Advisors.

Other Information. The Directors were presented with other information intended to assist them in their consideration of the approval of the New Sub-Advisory Agreement, including information regarding T. Rowe Price’s risk management structure, any pending or recent litigation or regulatory actions to which T. Rowe Price or its affiliates may have been a party, and responses to those actions. The Directors also received information regarding business continuity and portfolio manager compensation.

Conclusions of the Directors. Based on a consideration of all information they deemed relevant in its totality, the Board, including the Independent Directors, and assisted by the advice of legal counsel independent of Mason Street Advisors, in the exercise of its business judgment concluded that it was in the best interest of the Portfolio to approve the New Sub-Advisory Agreement.

Description of the New Sub-Advisory Agreement

Under the terms of the New Sub-Advisory Agreement, T. Rowe Price shall, subject to the supervision and oversight of the Board and the Adviser, supervise, manage and direct the investment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Series Fund’s prospectus and statement of additional information, and conduct a continual program of evaluation, investment, sale and reinvestment of the Portfolio’s assets by determining the securities and other investments that will be purchased and sold, when transactions will be executed, and what portion of the Portfolio’s assets will be invested or remain uninvested. T. Rowe Price will also perform certain other administrative and compliance related functions in connection with the management of the Portfolio, including the maintenance of records relating to its services and the provision of periodic reports to the Adviser and the Board.

The New Sub-Advisory Agreement provides for T. Rowe Price to be compensated based on the average daily net assets of the Portfolio at the following rates: 0.225% on the first $50 million of net assets, reduced to 0.175% on the next $50 million. The sub-advisory fee is reset to 0.15% of the net assets at $100 million and reset to 0.125% at $250 million. The sub-advisory fee is 0.10% on assets in excess of $500 million, and is reset to 0.10% at $1 billion in assets. T. Rowe Price is compensated from the fees that the Adviser receives from the Portfolio. T. Rowe Price generally will pay all expenses it incurs in connection with its activities under the New Sub-Advisory Agreement. There will be no increase in the advisory fees paid by the Portfolio to the Adviser as a consequence of the addition of T. Rowe Price and the implementation of the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement will continue in effect from year to year, subject to the termination provisions described below. A continuance will require the annual approval of the Board, including the Independent Directors. The New Sub-Advisory Agreement may be terminated at any time, without payment of penalty by (i) the vote of a majority of the Board or the vote of the majority of the outstanding voting securities of the Portfolio; (ii) the Adviser, upon 60 days’ prior written notice; or (iii) T. Rowe Price, upon not less than 60 days’ written notice to the Portfolio and the Adviser. The New Sub-Advisory Agreement will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order, or upon the termination of the Advisory Agreement.

The New Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligation and duties thereunder, T. Rowe Price will not be liable for any act or omission in connection with its activities as sub-adviser to the Portfolio.

MANAGEMENT

Mason Street Advisors

The investment adviser for the Portfolio is Mason Street Advisors, LLC, a wholly owned subsidiary of Northwestern Mutual. Mason Street Advisors’ address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Northwestern Mutual shares the same address. In addition to the Series Fund, Mason Street Advisors provides advisory and related services to Northwestern Mutual and certain of its affiliates, and The Northwestern Mutual Foundation. As of January 1, 2015, Mason Street Advisors had approximately $20.5 billion in assets under management.

Pursuant to the Advisory Agreement, subject to the supervision of the Board, Mason Street Advisors manages the investment and reinvestment of the assets of the Series Fund’s portfolios and determines the composition of the assets of the portfolios, including the purchase, retention or sales of the securities and cash contained in the portfolios. In so doing, the Adviser may hire one or more sub-advisers to carry out the investment program of the Series Fund. The Adviser also administers the Series Fund’s corporate affairs. Pursuant to the Advisory Agreement, the Adviser has agreed to assume: (i) expenses incurred by it in connection with managing the investment advisory and administrative operations of the Series Fund (such as office space, facilities and equipment); (ii) fees and expenses of the personnel of the Adviser and the Series Fund (except compensation, fees and expenses of the Independent Directors and the compensation, benefits and expenses of the Series Fund’s chief compliance officer and his or her compliance staff that relate to fund compliance functions); (iii) fees of the sub-advisers appointed by the Adviser; and (iv) expenses the Adviser otherwise agrees to assume pursuant to the advisory fee waiver agreement with the Series Fund discussed below.

For services to the Portfolio, the Portfolio pays the Adviser a fee based on the average daily net assets of the Portfolio at the following rates: 0.35% on the first $100 million of assets, 0.33% on the next $150 million of assets and 0.30% on assets over $250 million. The Adviser has entered into a written agreement to waive a portion of its management fee on assets over $500 million such that the fee is 0.35% on the Portfolio’s first $100 million of average net assets, 0.33% on the next $150 million, 0.30% on the next $250 million and 0.28% on average net assets in excess of $500 million. This fee waiver agreement may be terminated by the Adviser at any time after April 30, 2015. The Adviser received advisory fees of $741,019 from the Portfolio for the fiscal year ended December 31, 2014.

The Advisory Agreement provides that the Adviser will not be liable for any act or omission or any loss suffered by the Portfolio in connection with the matters to which the Advisory Agreement relates, except for a loss resulting from the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties under the Advisory Agreement. The Advisory Agreement will continue in effect only so long as such continuance is specifically approved at least annually in conformity with the Investment Company Act of 1940, as amended. The Advisory Agreement may be terminated at any time without payment of penalty by: (i) a vote of the Board or by the vote of a majority of the voting securities of any portfolio, upon 60 days’ written notice to the Adviser; or (ii) the Adviser, upon 90 days’ written notice to the Series Fund. The Advisory Agreement will terminate automatically upon its assignment.

The Advisory Agreement was last approved by the Board, including a majority of the Independent Directors, on February 20, 2014. The beneficial shareholders of the Series Fund last approved the Advisory Agreement on April 17, 2012.

The following chart lists the names and principal occupations of the directors and principal executive officers of Mason Street Advisors. The address for each, as it relates to that person’s position with Mason Street Advisors, is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name	Position with Adviser	Principal Occupation
R. David Ells	Director	Vice President of Northwestern Mutual and head of Northwestern Mutual’s Investment Strategy Department
Chris M. Bauer	Director	President, Chief Executive Officer and Director of Anchor Bancorp.-Wisc. and Chief Executive Officer and Director of Anchor Bank FSB
Kate M. Fleming	Director and President	President of Mason Street Advisors and President of Northwestern Mutual Series Fund, Inc.
Raymond J. Manista	Secretary	General Counsel of Northwestern Mutual
Randy M. Pavlick	Chief Compliance Officer	Chief Compliance Officer

Several officers of the Series Fund are also officers and/or employees of the Adviser. The following chart lists these individuals and their positions with the Series Fund and the Adviser. The address of each officer of the Series Fund listed is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name	Position with Series Fund	Position with Adviser
Kate M. Fleming	President	Director and President
Daniel J. Meehan	Vice President – Investments	Vice President
Steve A. Warren	Vice President – Investments	Associate
Joesph A. Travia	Vice President – Investments	Associate
Randy M. Pavlick	Chief Compliance Officer	Chief Compliance Officer
Lesli H. McLinden	Secretary	Assistant Secretary

T. Rowe Price Associates, Inc.

T. Rowe Price Associates, Inc. (“T. Rowe Price”), 100 East Pratt Street, Baltimore, Maryland 21202, a wholly owned subsidiary of T. Rowe Price Group, Inc., a publicly traded financial services holding company, is the sub-adviser for the Portfolio. T. Rowe Price is responsible for managing the investments of the Portfolio and directing the purchase and sales of its investments pursuant to the New Sub-Advisory Agreement. T. Rowe Price also serves as the sub-adviser for the Series Fund’s Small Cap Value and Equity Income Portfolios pursuant to a separate investment sub-advisory agreement. As of September 30, 2014, assets under management were approximately $731.2 billion.

The following chart lists the names and principal occupations of the directors and principal executive officers of T. Rowe Price. The address for each, as it relates to that person’s position with T. Rowe Price, is 100 East Pratt Street, Baltimore, Maryland 21202.

Name	Position with Sub-Adviser	Principal Occupation
James Kennedy	Director & President	Chair of Management Committee and Management Compensation Committee
Edward Bernard	Director & Vice President	Oversees the firm’s distribution, client service, technology, and communications activities
John Gilner	Chief Compliance Officer & Vice President	Managing Counsel and Director of Compliance
Kenneth Moreland	Chief Financial Officer & Vice President	Treasurer
David Oestreicher	Secretary & Vice President	Chief Legal Counsel
Brian Rogers	Director, Chief Investment Officer & Vice President	Portfolio Manager
William Stromberg	Director & Vice President	Head of Equity

T. Rowe Price provides investment advisory services to the funds listed below, which have investment objectives and strategies similar to those of the Portfolio. While the investment objectives and strategies of the funds listed below may be similar to those of the Portfolio, the nature of services provided by T. Rowe Price may be different. For example, T. Rowe Price provides sub-advisory services to the Portfolio, while it provides investment advisory services to certain of the funds listed below. As a sub-adviser, T. Rowe Price may perform a more limited set of services and assume fewer responsibilities for the Portfolio than it does for such funds.

Comparable Fund	Advisory/Sub- Advisory Fee	Assets Managed as of September 30, 2014 (in millions)*
T. Rowe Price Limited-Term Bond Portfolio[1]	Management fee: .70%	$133.0
T. Rowe Price Short-Term Bond Fund[1]	Management fee: .39% Group fee: .29%	$6,548.4
JNL/T. Rowe Price Short-Term Bond Fund[2]	.30% First 50,000,000 .25% Next 50,000,000 .175% bp Next 150,000,000 .125% bp Next 250,000,000 .10% when assets exceed 500,000,000 Reset to .10% @1,500,000,000	$1,801.3
Pacific Life Short Duration Bond Fund	.225% first 50,000,000 .175% Next 50,000,000 Reset to .15& @ 100,000,000 Reset to .125% @ 250,000,000 .10% when assets exceed 500,000,000 Reset to .10% @ 1,000,000,000	$247.5

Pacific Select Fund Short Duration Bond Portfolio	.225% first 50,000,000 .175% Next 50,000,000 Reset to .15& @ 100,000,000 Reset to .125% @ 250,000,000 .10% when assets exceed 500,000,000 Reset to .10% @ 1,000,000,000	$2,250.6
Strategic Advisers Short Duration Fund[2]	.225% first 50,000,000 .175% Next 50,000,000 Reset to .15& @ 100,000,000 Reset to .125% @ 250,000,000 .125% first 500,000,000 .10% when assets exceed 500,000,000 Reset to .10% on all assets @ 1,000,000,000	$524.3

*Net asset figures for subadvised portfolios are based on internal T. Rowe Price market value records.

(1) The fees indicated are advisory fees and not sub-advisory fees for the Fund. The total reflects only the Fund’s investment management fees and does not include shareholder service, custodial, accounting, legal and audit fees; costs of preparing prospectuses and shareholder reports, registration fees and expenses, proxy and annual meeting expenses or director/trustee fees and expenses. In certain instances, T. Rowe Price is paid advisory fees consisting of two elements, a Management and Group Fee. The Group Fee, which is designed to reflect the benefits of shared resources of the T. Rowe Price investment management complex, is calculated daily based on the combined net assets of all T. Rowe Price funds (except the T. Rowe Price Spectrum Funds, and any institutional, index, or private label mutual funds). For the T. Rowe Price Short-Term Bond Fund, T. Rowe Price is paid an advisory fee consisting of two elements (Management and Group Fees). For T. Rowe Price Limited –Term Bond Portfolio, T. Rowe Price is paid a Management Fee.

(2) T. Rowe Price has voluntarily agreed to waive a portion of its sub-advisory fee for certain investment companies where it serves as subadviser. The fee reduction is based on the combined asset level of the subadvised portfolios, and ranges between 0% – 10% of the total subadvisory fees paid. Strategic Advisers Short Duration Fund’s fee schedule was effective as of July 1, 2014.

SHARES OUTSTANDING AND OWNERSHIP OF SHARES

All of the outstanding shares of the Portfolio are owned by Northwestern Mutual. Northwestern Mutual holds title to these shares for its separate investment accounts (either directly or indirectly through one or more underlying Series Fund portfolios operating as affiliated fund of funds) used for funding variable annuity contracts and variable life insurance policies. The following table shows the allocation of shares of the Portfolio among the separate investment accounts and the underlying Series Fund portfolios as of December 31, 2014.

NML Variable Annuity Account A	26,069,903	shares	11.4%
NML Variable Annuity Account B	187,868,549	shares	82.4%
NML Variable Annuity Account C	830,944	shares	0.4%
Northwestern Mutual Variable Life Account	13,025,751	shares	5.7%
Northwestern Mutual Variable Life Account II	247,825	shares	0.1%

Total	228,042,972	shares	100.0%

The amount beneficially owned by the Directors and officers as a group is less than 1% of the Portfolio.

AFFILIATED BROKERAGE COMMISSIONS

The Portfolio did not pay any brokerage commissions to an affiliated broker for the fiscal year ended December 31, 2014.

DISTRIBUTION

The Series Fund has no principal underwriter or distributor. The Series Fund sells it shares (either directly or indirectly through one or more underlying Series Fund portfolios operating as affiliated fund of funds) to Northwestern Mutual’s insurance company separate accounts to fund variable annuity and variable life insurance products issued by Northwestern Mutual.

OTHER INFORMATION

Annual and Semi-Annual Reports

Free copies of the Series Fund’s current annual and semi-annual reports may be obtained by writing to Northwestern Mutual, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or calling the following toll-free telephone number: 1-888-455-2232.

Shareholder Proposals

The Series Fund is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Series Fund must be received by the Series Fund within a reasonable time before the Series Fund’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The Series Fund will not incur expenses in connection with this Information Statement. Mason Street Advisors and/or an affiliate will pay the expenses, including the printing, distribution, legal fees, and out-of-pocket expenses.

Householding

Only one copy of the Important Notice of Internet Availability of Information Statement may be delivered to multiple contract owners with an allocation to the Portfolio sharing the same address, unless Northwestern Mutual has received contrary instructions. Additional copies of the Notice may be requested by contacting Northwestern Mutual at 1-866-424-2609 or 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Contract owners with an allocation to the Portfolio sharing an address who received a single copy of the Notice and who wish to receive separate copies of future notices, or contract owners sharing an address that received separate copies of the Notice and who wish to receive a single copy of future notices, can make the request by contacting Northwestern Mutual at the same address and telephone number.

Northwestern Mutual Series Fund, Inc.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Select Bond Portfolio

High Yield Bond Portfolio

Short-Term Bond Portfolio

Money Market Portfolio

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENTS

This Notice presents only an overview of the more complete Information Statements that are available to you on the internet relating to the Select Bond, High Yield Bond, Short-Term Bond and Money Market Portfolios (each a “Portfolio” and collectively the “Portfolios”) of Northwestern Mutual Series Fund, Inc. (the “Series Fund”). The Series Fund is not soliciting proxy or consent authority, but is furnishing the Information Statements pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. We encourage you to access and review all of the important information contained in the Information Statements.

As the owner of a variable annuity contract or variable life insurance policy with assets invested in one or more of the Portfolios as of October 31, 2014 (record date), the Information Statements are available for you to view. Each individual Information Statement details the recent hiring of a sub-adviser for each Portfolio. Specifically, the Board of Directors of the Series Fund (the “Board”) has approved the selection of Wells Capital Management, Inc., Federated Investment Management Company, T. Rowe Price Associates, Inc. and BlackRock Advisors, LLC to serve as the sub-adviser, respectively, to the Series Fund’s Select Bond, High Yield Bond, Short-Term Bond and Money Market Portfolios. These changes became effective on October 31, 2014. Mason Street Advisors, LLC (“Mason Street Advisors”), the Series Fund’s investment adviser, will continue to serve as the Portfolios’ investment adviser.

Mason Street Advisors and the Series Fund have received an exemptive order from the U.S. Securities and Exchange Commission that allows Mason Street Advisors to hire, terminate or replace sub-advisers to the Portfolios without shareholder approval, subject to certain conditions and Board approval (the “Manager of Managers Order”). The Manager of Managers Order requires that an Information Statement be provided to you.

By sending you this Notice, Mason Street Advisors and the Series Fund are making the Information Statements available to you online in lieu of mailing you a copy. The full Information Statements will be available on the following website until June 1, 2015: www.nmseriesfund.com. You can access, view and print the Information Statements by clicking on the direct link to the Information Statements that appears at the bottom of the webpage under the heading “Additional Documents.” A paper or e-mail copy of the Information Statements may be obtained, without charge, by calling 1-888-455-2232.

If you want to receive more information about the recent hiring of the new sub-advisers for the Portfolios, you must request a paper or e-mail copy of the Information Statements by following the instructions above.

There is no charge to you for requesting a copy.